UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                             ARISTA INVESTORS CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    040408106
                                 --------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/95)


                                Page 1 of 5 pages

CUSIP No. 040408106                    13G                     Page 2 of 5 Pages

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1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Stanley S. Mandel
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|

                                                                (b) |_|
--------------------------------------------------------------------------------
       SEC USE ONLY

3
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4      CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                                   65,700
       Number of       ---------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                                  39,700
       Owned By        ---------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                                   65,700
        Person         ---------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                                   39,700
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     105,400
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      4.1%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 5 pages

CUSIP No. 040408106

      This statement, dated December 31, 1996, constitutes Amendment No.2 to the
Schedule 13G, dated February 8, 1989, regarding the reporting person's ownership of the Class A common stock of Arista Investors Corp., par value $0.01 per share (the "Class A Common Stock").

      The Schedule 13G is hereinafter referred to as the "Schedule." Al capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

      This Amendment No. 2 to the Schedule is filed in accordance with Rule 13d-2 of the Securities and Exchange Act of 1934, as amended, (the "Act"). The entire text of the Schedule is restated in its entirety pursuant to Rule 13d-2(c) of the Act.

Item 1(a)   Name of Issuer:

                  Arista Investors Corp.

Item 1(b)   Address of Issuer's Principal Executive Offices:

                  116 John Street, New York, New York 10038

Item 2(a)   Name of Person Filing:

                  Stanley S. Mandel

Item 2(b)   Address of Principal Business Office, or, if none, Residence

                  116 John Street, New York, New York 10038

Item 2(c)   Citizenship:

                  United States

Item2(d)    Title of Class of Securities:

                  Class A Common Stock

Item 2(e)   CUSIP Number:

                  040408106

Item 3.     Not Applicable

Item 4.     Not Applicable


                                Page 3 of 5 pages

CUSIP No. 040408106

Item 5.     Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.     Not Applicable

Item 7.     Not Applicable

Item 8.     Not Applicable

Item 9.     Not Applicable

Item 10.    Not Applicable


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

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  January 10, 1997
                                             -----------------------------------
                                                    Date


                                                /s/ Stanley S. Mandel
                                             -----------------------------------
                                                    Signature


                                             ___________________________________
                                                    Name/Title

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                                Page 5 of 5 pages